Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Mark N. Schwartz, CEO (651) 687-9999

Hypertension Diagnostics Announces FY 2003 Results

ST. PAUL, MN — September 29, 2003 — Hypertension Diagnostics, Inc. (OTC: HDII.OB), today announced financial results for the fiscal year ended June 30, 2003. Revenue for the fiscal year ended June 30, 2003 totaled $775,336 compared to $549,198 in the prior year ended June 30, 2002. The Company incurred a net loss of $3,802,381 for fiscal year 2003 or $.45 per share compared with a net loss of $6,369,666 for fiscal year 2002 or $1.07 per share. Included in the net loss for fiscal year 2003 are the following non-cash expense charges: $400,000 for the fair value of common stock and warrants issued to a firm for investor communications and public relations consulting services; $165,136 in amortized debt discount relating to the private placement of convertible debt; and $850,000 in connection with the creation of an inventory reserve allowance.

     On August 28, 2003, the Company completed a private placement offering (the “Offering”) to a group of investors led by Mark N. Schwartz. Gross proceeds from this offering were approximately $2,300,000. The offering involved the sale of units with each unit comprised of shares of the Company’s Series A Convertible Preferred Stock, Common Stock and warrants to acquire both Common and Series A Convertible Preferred Stock. The Company sold a total of 585,980 Units. Simultaneously with the closing of the Offering, the Company closed a transaction with its 8% Noteholders pursuant to which they tendered their notes to the Company along with accrued interest thereon totaling $529,980 for 3,238,767 shares of the Company’s common stock.

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September 29, 2003

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB, as amended, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

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September 29, 2003

Hypertension Diagnostics, Inc.
Summary Financial Data

Statements of Operations

	Three Months Ended		Twelve Months Ended
	June 30		June 30

	2003	2002	2003	2002

Revenue:
Equipment sales	$43,510	$96,250	$271,185	$440,555
Equipment rental	49,645	33,640	295,604	108,643
Service/contract income	156,297	—	208,547	—

	249,452	129,890	775,336	549,198
Cost of Sales (A)	894,162	25,709	981,857	101,612

Gross Profit (Loss)	(644,710)	104,181	(206,521)	447,586
Expenses:
Research and development	—	—	—	40,827
Selling, general and administrative	693,455	1,308,788	3,377,952	6,397,697

Total Expenses	693,455	1,308,788	3,377,952	6,438,524

Operating Loss	(1,338,165)	(1,204,607)	(3,584,473)	(5,990,938)
Other Income (Expense):
Interest income	2,753	8,490	19,929	56,353
Interest expense	(27,637)	(138,088)	(237,837)	(435,081)

Net Loss	$(1,363,049)	$(1,334,205)	$(3,802,381)	$(6,369,666)

Basic and Diluted Net Loss per share	$(.14)	$(.22)	$(.45)	$(1.07)
Weighted Average Shares Outstanding	9,928,322	6,119,108	8,384,078	5,956,067

Note (A) — Cost of Sales for the three months and twelve months ended June 30, 2003, respectively, includes a non-cash charge of $850,000 which relates to the establishment of an inventory reserve allowance for excess inventory quantities on hand.

Balance Sheet Data

	June 30, 2003	June 30, 2002

Cash and cash equivalents	$90,335	$1,824,238
Total current assets	602,513	3,709,446
Total assets	1,154,904	4,305,963
Convertible notes payable	481,492	1,268,119
Total current liabilities	1,032,549	1,770,040
Deferred revenue, less current portion	—	34,833
Accumulated deficit	(21,410,400)	(17,608,019)
Total shareholders’ equity	122,355	2,501,090

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Website: www.hdii.com